UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2010

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

                                                          Federal                            0-25165                      14-1809721
                                                         (State or Other Jurisdiction                                (Commission File No.)                            (I.R.S. Employer
                                                          of Incorporation)                                                                                                             Identification No.)

                                         302 Main Street, Catskill NY                                                  12414
                              (Address of Principal Executive Offices)                                                                            (Zip Code)

Registrant’s telephone number, including area code:   (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition.

On July 28, 2010, Greene County Bancorp, Inc. issued a press release disclosing financial results at and for quarter and fiscal year ended June 30, 2010 and 2009.  A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01     Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

  99.1                                       Press release dated July 28, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE:  July 29, 2010                                                            By: /s/ Donald E. Gibson
 Donald E. Gibson
 President and Chief Executive Officer

Exhibit 99.1

FOR IMMEDIATE RELEASE
Date: July 28, 2010
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc.
Announces Strong Fiscal Year and Quarterly Earnings and is Named a Top 200 Community Bank

Catskill, N.Y. -- (BUSINESS WIRE) – July 28, 2010-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the year and quarter ended June 30, 2010.  Net income for the year ended June 30, 2010 amounted to $4.9 million or $1.19 per basic and $1.18 per diluted share as compared to $4.1 million or $1.00 per basic and $0.99 per diluted share for the year ended June 30, 2009, an increase of $800,000, or 19.5%. Net income for the quarter ended June 30, 2010 amounted to $1.3 million or $0.31 per basic and $0.30 per diluted share as compared to $1.1 million or $0.26 per basic and diluted share for the quarter ended June 30, 2009, an increase of $171,000, or 15.7%.

Donald E. Gibson, President and CEO, said, “In addition to record annual earnings, we are pleased to report that The Bank of Greene County has been named to the list of Top 200 Community Banks in the nation, according to US Banker. Scoring was done on community banks across the nation with less than $2 billion in assets at December 31, 2009, and banks ranked by their average return on equity for the three years ended December 31, 2007, 2008 and 2009.”

The most significant factor contributing to the higher earnings was higher net interest income, which increased to $17.7 million for the year ended June 30, 2010 as compared to $15.7 million for the year ended June 30, 2009, an increase of $2.0 million or 12.7%.  Net interest income increased to $4.5 million for the quarter ended June 30, 2010 as compared to $4.1 million for the quarter ended June 30, 2009, an increase of $426,000 or 10.4%.  Net interest rate spread increased 18 basis points to 3.72% for the year ended June 30, 2010 as compared to 3.54% for the year ended June 30, 2009.  Net interest rate spread increased 23 basis points to 3.71% for the quarter ended June 30, 2010 as compared to 3.48% for the quarter ended June 30, 2009.  Net interest margin increased 11 basis points to 3.91% for the year ended June 30, 2010 as compared to 3.80% for the year ended June 30, 2009.  Net interest margin increased 20 basis points to 3.90% for the quarter ended June 30, 2010 as compared to 3.70% for the quarter ended June 30, 2009.  The increases in net interest spread and net interest margin were primarily due to the continued decline in the rates paid on deposits and borrowings, partially offset by purchases of securities at lower yields.   The increase in average balances, along with the widening of the net interest spread and net interest margin led to an increase in net interest income when comparing the years and quarters ended June 30, 2010 and 2009.

Management continues to closely monitor asset quality and adjust the level of the allowance for loan losses when necessary.  The amount recognized for the provision for loan losses is determined by management based on its ongoing analysis of the adequacy of the allowance. As a result of the analysis, the provision for loan losses amounted to $1.3 million and $2.0 million for the years ended June 30, 2010 and 2009, respectively, a decrease of $745,000 or 36.9%.  The provision for loan losses amounted to $289,000 and $254,000 for the quarters ended June 30, 2010 and 2009, respectively, an increase of $35,000. The allowance for loan losses to total loans receivable was 1.34% as of June 30, 2010 as compared to 1.26% as of June 30, 2009.  Nonperforming loans to total loans was 1.33% and 1.01% at June 30, 2010 and 2009, respectively. Net charge-offs amounted to $669,000 and $486,000 for the year ended June 30, 2010 and 2009, respectively, an increase of $183,000.

Noninterest income decreased to $4.6 million from $6.1 million, a decrease of $1.5 million, when comparing the years ended June 30, 2010 and 2009.   Noninterest income totaled $1.1 million and $1.2 million for the quarters ended June 30, 2010 and 2009, respectively.   Noninterest income for the year ended June 30, 2009 reflected a one-time cash payment of $1.7 million received from TransFirst LLC.  This payment was the result of The Bank of Greene County transferring its merchant bank card processing business to TransFirst LLC.   Also reflected in noninterest income for the year ended June 30, 2009 was an impairment charge of $221,000 ($135,000 net of tax) related to the other-than-temporary impairment of a Lehman Brothers Holdings, Inc. debt security held by the Company.    Excluding these unusual items, noninterest income was flat when comparing both the years and quarters ended June 30, 2010 and 2009.   Debit card fees increased $183,000 and $59,000 when comparing the years and quarters ended June 30, 2010 and 2009, respectively, as a result of a higher volume of transactions due to growth in the number of checking accounts with debit cards.  E-commerce fee income decreased $106,000 and $3,000 when comparing the years and quarters ended June 30, 2010 and 2009, respectively, as a result of the transfer of the Company’s merchant bank card processing business to TransFirst LLC during fiscal 2009.

Noninterest expense totaled $13.6 million for both the year ended June 30, 2010 and 2009.  Noninterest expense decreased $164,000 to $3.4 million for the quarter ended June 30, 2010 as compared to $3.6 million for the quarter ended June 30, 2009. The most significant decrease in noninterest expense was in FDIC insurance premiums, which decreased $105,000 and $395,000 when comparing the years and quarters ended June 30, 2010 and 2009, respectively.  During the quarter ended June 30, 2009, the FDIC imposed a special assessment equal to 5 basis points on the bank’s assets less Tier One capital.  Legal and professional fees also decreased for the year and quarters ended June 30, 2010 when compared to 2009 as a result of fewer consulting services being utilized within the year ended June 30, 2010.   Partially offsetting these decreases were higher compensation and depreciation due to the opening of the new Ravena branch in January 2009.   The Company also has increased staffing as a result of the creation of a new customer service call center and expansion of the marketing department.

Total assets grew $34.8 million or 7.6% to $495.3 million at June 30, 2010 as compared to $460.5 million at June 30, 2009.  Net loans increased $27.7 million or 10.3% to $295.6 million at June 30, 2010 as compared to $267.9 million at June 30, 2009.  Securities classified as both available for sale and held to maturity increased $5.7 million to $167.3 million at June 30, 2010 as compared to $161.6 million at June 30, 2009.  Deposits grew $23.0 million to $421.7 million at June 30, 2010 as compared to $398.7 million at June 30, 2009.   Total shareholders’ equity amounted to $44.5 million at June 30, 2010, or 9.0% of total assets compared to $40.3 million at June 30, 2009, or 8.7% of total assets.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its eleven branch offices located in Greene, Columbia and Albany Counties.  On June 24, 2010 the Company announced plans to open a new full service branch in Germantown, New York.  The opening is targeted for early 2011. Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At or for the		At or for the
	Year Ended June 30,		Three Months Ended June 30,
	2010	2009	2010	2009
Dollars In thousands, except share and per share data
Interest income	$23,083	$22,482	$5,800	$5,658
Interest expense	5,366	6,752	1,284	1,568
Net interest income	17,717	15,730	4,516	4,090
Provision for loan losses	1,273	2,018	289	254
Noninterest income	4,616	6,097	1,090	1,162
Noninterest expense	13,611	13,557	3,393	3,557
Income before taxes	7,449	6,252	1,924	1,441
Tax provision	2,564	2,167	665	353
Net Income	$4,885	$4,085	$1,259	$1,088

Basic EPS	$1.19	$1.00	$0.31	$0.26
Weighted average shares outstanding	4,112,232	4,101,378	4,118,912	4,105,312

Diluted EPS	$1.18	$0.99	$0.30	$0.26
Weighted average diluted shares outstanding	4,134,841	4,121,228	4,133,761	4,124,748

Dividends declared per share 2	$0.685	$0.680	$0.175	$0.170

Selected Financial Ratios
Return on average assets	1.03%	0.94%	1.04%	0.94%
Return on average equity	11.50%	10.77%	11.44%	10.99%
Noninterest expenses to average total assets	2.87%	3.11%	2.80%	3.07%
Net interest rate spread	3.72%	3.54%	3.71%	3.48%
Net interest margin	3.91%	3.80%	3.90%	3.70%
Efficiency ratio1	60.95%	62.11%	60.54%	67.73%
Non-performing assets to total assets	0.79%	0.64%
Non-performing loans to total loans	1.33%	1.01%
Allowance for loan losses to non-performing loans	102.63%	126.06%
Allowance for loan losses to total loans	1.34%	1.26%
Shareholders’ equity to total assets	8.98%	8.74%
Dividend payout ratio2	57.56%	68.00%
Actual dividends paid to net income	25.34%	29.94%
Book value per share	$10.80	$9.81

1 Noninterest expense divided by the sum of net interest income and noninterest income.

2 Greene County Bancorp, MHC, the owner of 56% of the shares issued by the Company, waived its right to receive the dividends. No adjustment has been made to account for this waiver.

	As of June 30, 2010	As of June 30, 2009
Dollars In thousands, except share data
Assets
Total cash and cash equivalents	$9,643	$9,443
Long term certificate of deposit	1,000	1,000
Securities- available for sale, at fair value	89,805	98,271
Securities- held to maturity, at amortized cost	77,520	63,336
Federal Home Loan Bank stock, at cost	1,866	1,495

Gross loans receivable	299,200	271,001
Less: Allowance for loan losses	(4,024)	(3,420)
Unearned origination fees and costs, net	406	321
Net loans receivable	295,582	267,902

Premises and equipment	14,804	15,274
Accrued interest receivable	2,731	2,448
Prepaid expenses and other assets	2,372	1,152
Foreclosed real estate	---	215
Total Assets	$495,323	$460,536

Liabilities and shareholders’ equity
Noninterest bearing deposits	$44,239	$39,772
Interest bearing deposits	377,493	358,957
Total deposits	421,732	398,729

Borrowings from FHLB, short term	9,100	---
Borrowings from FHLB, long term	17,000	19,000
Accrued expenses and other liabilities	2,988	2,543
Total liabilities	450,820	420,272
Total shareholders’ equity	44,503	40,264
Total liabilities and shareholders’ equity	$495,323	$460,536
Common shares outstanding	4,118,912	4,105,312
Treasury shares	186,758	200,358

(END)